SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

TIX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	95-4417467
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12001 Ventura Place, Suite 340 Studio City, California	91604
(Address of principal executive offices)	(Zip Code)

2007 Equity Incentive Plan
(Full title of the plan)

Mitchell J. Francis 12001 Ventura Place, Suite 340 Studio City, California 91604 (Name and address of agent for service) (818) 761-1002
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock	1,000,000	$4.75	$4,750,000	$508.25

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

(2) Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the last sale reported on February 6, 2007, as reported on the OTC Electronic Bulletin Board.

(3) Calculated pursuant to General Instruction E of Form S-8.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

This Registration Statement relates to two separate prospectuses.

Section 10(a) Prospectus: Items 1 and 2 of Part I, and the documents incorporated by reference pursuant to Item 3 of Part II of this prospectus, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

Reoffer Prospectus: The material that follows Item 2 of Part I, up to but not including Part II of the Registration Statement, of which the prospectus is a part, constitutes a “Reoffer Prospectus” prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act. Pursuant to Instruction C of Form S-8, the Reoffer Prospectus may be used for reoffers or resales of shares which are deemed to be “control securities” or “restricted securities” under the Securities Act, which have been acquired by the selling shareholders named in the Reoffer Prospectus.

Item 1. Plan Information

Not applicable.

Items 2. Registrant Information and Employee Plan Annual Information

Not applicable.

PROSPECTUS

TIX CORPORATION

430,000 Shares of Common Stock

This prospectus relates to the proposed resale from time to time of up to 430,000 shares of our common stock by the selling shareholders whose names are set forth in this prospectus.

We will receive no part of the proceeds from any sales made under this prospectus. However, if options must be exercised in order to purchase shares of common stock registered under this registration statement, we will receive the option exercise price.

Our common stock is traded on the OTC Bulletin Board under the symbol “TIXC” on February 6, 2007, the last reported price of our common stock on such market was $4.75 per share.

The selling shareholders may sell their common stock by means of this prospectus and any applicable prospectus supplement or they may decide to sell them by other means, including pursuant to Rule 144, however, they are not obligated to sell their common stock at all. The selling shareholders may sell their common stock from time to time in one or more types of transactions (which may include block transactions) in over-the-counter market, in negotiated transactions, through put or call option transactions relating to the common stock, through short sales of common stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related such market prices, at negotiated prices, or at fixed prices. The selling shareholders may sell their common stock directly to purchasers, in private transactions, or through agents, underwriters or broker-dealers. The selling shareholders will pay any applicable underwriting discounts, selling commissions and transfer taxes. We will pay all other expenses incident to the registration of common stock. The selling shareholders and any broker-dealer, agents or underwriters that participate in the distribution of the common stock may be deemed to be “underwriters” with the meaning of the Securities Act of 1933, and any commission received by them and any profit of the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

An investment in our securities involves a high degree of risk. You should purchase our securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning at page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 9, 2007.

TABLE OF CONTENTS

The Company	5
Risk Factors	6
Determination of Offering Price	9
Use of Proceeds	9
Selling Stockholders and Plan of Distribution	9
Interests of Named Experts and Counsel	11
Material Changes	11
Incorporation of Documents By Reference	11
Where You Can Find More Information	13
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	13

THE COMPANY

Tix Corporation (the “Company”, “we”, or “our”) was incorporated in Delaware in April 1993 under the name Cinema Ride, Inc. The Company changed its name from Cinema Ride, Inc. to Tix Corporation effective March 3, 2005.

Tix4Tonight, LLC:

On January 1, 2004, the Company commenced the operation of a same-day discount ticket business at a different location and under a different name on the Las Vegas Strip through the formation of a wholly-owned Nevada limited liability company, Tix4Tonight, LLC, which was organized in December 2003. The Company owns 100% of the Tix4Tonight business, which was the Company’s only source of operating revenues in 2004 and 2005.

Tix4Tonight generally sells show tickets under short-term, non-exclusive agreements with approximately 50 Las Vegas shows, out of a total of approximately 85 Las Vegas shows running at any one time, and typically offers tickets for approximately 40 shows on any given day at half-price plus a service fee. Tix4Tonight does not know exactly what shows it will be able to offer tickets for until the same day of the show. There are usually many more tickets available each day than are sold, although it is not uncommon for Tix4Tonight to sell-out its supply of tickets for individual shows. The shows are paid on a weekly basis only for the tickets that Tix4Tonight actually sells to customers, thus Tix4Tonight has no financial risk with respect to unsold tickets.

Shown below is an example of a typical ticket sale transaction and the standard fees and commissions that the Company would earn on such a transaction. Nevada state taxes on the sale price of a ticket are collected by the Company and remitted to the respective show.

Cost of ticket to customer:

Face value of ticket	$100
Less: 50% discount	(50)
Actual sale price of ticket to customer	50
Add: ticketing fee	4
Total payment by customer for ticket	$54
Fees and commissions earned by Tix4Tonight:
Ticketing fee (paid by customer)	$4
Commission (paid by show)	10
Total revenues recognized by Tix4Tonight	$14

The Company conducts the operations of Tix4Tonight at four locations in Las Vegas, Nevada: South Strip at the Hawaiian Marketplace Shopping Center (which commenced operations in November 2005 and replaced the location next to the Harley-Davidson Cafe at Harmon); the Fashion Show Mall Strip entrance in front of Neiman-Marcus (which commenced operations in February 2005); North Strip across from the Stardust Hotel and Casino; and a new downtown Las Vegas facility at the Four Queens Hotel fronting onto the Fremont Street Experience (which commenced operations in December 2005). The Company also maintains administrative offices for Tix4Tonight in Las Vegas, Nevada.

Tix4Dinner

Beginning August 10, 2006, as an adjunct to its Las Vegas show ticketing business, the Company launched its Tix4Dinner operations from the same locations as the sale of show tickets. Tix4Dinner offers reservations for discounted dinners at various restaurants on the Las Vegas strip, with dining at specific times on the same day as the sale.

Stand-By Golf

On December 4, 2006, the Company announced that effective November 30, 2006, it had purchased all of the tangible business assets of Stand-By Golf, which offers discount golf reservations to most Las Vegas golf courses. The initial purchase price was paid in the form of $100,000 of restricted shares of common stock of the Company, with additional performance-based earn-outs in the form of cash and common stock payable during the first three years based on incremental defined revenues.

Stand-By Golf has operated in the Las Vegas area for approximately ten years, offering tee-time bookings to approximately 35 Las Vegas area golf courses at significant discounts. The staff of Stand-By Golf has been transferred to Tix Corporation’s wholly owned subsidiary, Tix4Tonight, which has assumed the day-to-day operational responsibilities for this new business initiative commencing December 1, 2006. The Company anticipates marketing its new golf reservation service at its four Las Vegas facilities, online and at its Las Vegas call center.

CORPORATE INFORMATION

We maintain our principal offices at 12001 Ventura Place, Suite 340, Studio City, California, 91604. Our telephone number at that address is (818) 761-1002.

RISK FACTORS

An Investment in our securities is very speculative and involves a high degree of risk. Before deciding to invest in our common stock, you should carefully consider the following risk factors, along with other matters referred to in this prospectus, including our filings with the Securities and Exchange Commission that are incorporated into this prospectus by reference, before you decide to acquire our securities. If you decide to acquire our securities, you should be able to afford a complete loss of your investment.

Risks Related To Our Business

The Company is reliant on Mitch Francis, its Chief Executive Officer, Chief Financial Officer and Chairman and if the Company loses Mr. Francis, it could have a material adverse effect on its business and operations.

The success of the Company depends upon the personal efforts and abilities of Mitch Francis, its Chairman of the Board of Directors and the Company's Chief Executive Officer and Chief Financial Officer. The Company’s ability to operate and expand its business is heavily dependent on access to the continued services of Mr. Francis. The Company may face competition for the services of Mr. Francis, although Mr. Francis has recently signed a three-year employment agreement with the Company. The Company cannot be certain that it will be able to retain Mr. Francis or attract and retain other qualified employees. The loss of Mr. Francis or the Company’s inability to attract and retain qualified employees on an as-needed basis could have a material adverse effect on the Company’s business and operations. The Company maintains $1,000,000 of key-man life insurance on the life of Mr. Francis, as to which it is the sole beneficiary.

The Company’s stock is quoted on the Over-The-Counter Bulletin Board and could be subject to extreme volatility.

The Company’s common stock is currently quoted under the symbol "TIXC" on the Over-the-Counter Bulletin Board, which is often characterized by low trading volume. A large volume of stock being sold into the market at any one time could cause the stock to rapidly decline in price. In addition, the Company must comply with ongoing eligibility rules to ensure that the Company’s common stock is not removed from the Over-the-Counter Bulletin Board, which would materially adversely affect the liquidity and volatility of the Company’s common stock.

The Company does not expect to pay dividends in the foreseeable future.

The Company has not declared or paid, and it does not anticipate declaring or paying in the foreseeable future, any cash dividends on its common stock. The Company’s ability to pay dividends is dependent upon, among other things, its future earnings, if any, as well as its operating and financial condition, capital requirements, general business conditions and other pertinent factors. Furthermore, any payment of dividends by the Company is subject to the discretion of the Company’s board of directors. Accordingly, there is no assurance that any dividends will ever be paid on the Company’s common stock.

The Company’s industry is subject to competition and competitive pressures that could adversely affect the Company’s business, results of operations and financial condition.

The Company sells unsold tickets on the same day of the performance at one-half of the box office price, and offers golf reservation tee-time bookings at Las Vegas area golf courses. Typically, the producers provide such tickets to the Company, and the golf courses provide tee-times to the Company, on a non-exclusive basis. Therefore, other ticket and tee-time brokers can enter into competition with the Company to offer the same or similar service to producers, golf courses and customers. The Company currently has competitors in the Las Vegas market and the possibility exists for others to compete both there and in other markets targeted by the Company. Other competitors may possess longer operating histories, larger customer bases, longer relationships with producers, and significantly greater financial, technical, marketing, and public relations resources than the Company. The Company may not be able to compete successfully and competitive pressures may adversely affect the Company’s business, results of operations and financial condition.

The Company may be unable to manage growth which could adversely affect its business.

Successful implementation of the Company’s business strategy requires the Company to manage its growth. Growth could place an increasing strain on the Company’s management and financial resources. To manage growth effectively, the Company will need to:

1. Establish definitive business strategies, goals and objectives.

2. Install and maintain a system of management controls.

3. Attract and retain qualified personnel, as well as develop, train and manage management-level and other employees.

If the Company fails to manage its growth effectively, the Company’s business, financial condition or operating results could be materially harmed, and the Company’s stock price may decline accordingly.

The common stock is deemed to be a “Penny Stock”, which may make it more difficult for new investors to sell their shares due to suitability requirements.

The common stock is deemed to be "penny stock", as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stocks:

1. With a price of less than $5.00 per share;

2. That are not traded on a "recognized" national exchange;

3. Whose prices are not quoted on the Nasdaq automated quotation system;

4. Nasdaq stocks that trade below $5.00 per share are deemed a "penny stock" for purposes of Section 15(b)(6) of the Exchange Act;

5. In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for the Company’s common stock by reducing the number of potential investors. This may make it more difficult for investors in the Company’s common stock to sell shares to third parties or to otherwise dispose of them. This could cause the Company’s stock price to decline.

DETERMINATION OF OFFERING PRICE

The selling shareholders may sell their common stock issued to them from time-to-time at prices and at terms then prevailing or at prices related to the current market price, or in negotiated transactions.

USE OF PROCEEDS

We will not receive any proceeds from the offering. If any of the selling shareholders were to exercise an option to acquire common stock sold pursuant to this reoffer prospectus, we would receive the option exercise price. As of the date of this prospectus, no options have been granted pursuant to the Tix Corporation 2007 Equity Incentive Plan, however, in the future, we may grant options from this plan.

SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

All of the common stock registered for sale under this prospectus will be owned prior to the offer and sale of such shares by our current or former employees, officers, directors, consultants and/or advisors of the Company (the “selling shareholders”). All of the shares owned by the selling shareholders were acquired by them as an employee bonus or as a consultant fee. The names of the selling shareholders are set forth below.

We are registering the common stock covered by this prospectus for the selling shareholders. As used in this prospectus, “selling shareholders” includes the pledgees, donees, transferees or others who may later hold the selling shareholders’ interests. We will pay the costs and fees of registering the common shares, but the selling shareholder will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock.

The selling shareholder may sell their common stock by means of this prospectus and any applicable prospectus supplement or they may decide to sell them by other means, including pursuant to Rule 144, however they are not obligated to sell their common stock at all. The selling shareholders may sell their common stock from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the common stock, through short sales of common stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices, at negotiated prices, or at fixed prices. The selling shareholders may sell their common stock directly to purchasers, in private transactions, or through agents, underwriters or broker-dealers. The selling shareholders will pay any applicable underwriting discounts, selling commissions and transfer taxes. We will pay all other expenses incident to the registration of the common stock. The selling shareholders and any broker-dealers, agents or underwriters that participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933.

Because the selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. If we are required to supplement this prospectus or post-effectively amend the registration statement to disclose a specific plan of distribution of the selling shareholders, the supplement or amendment will describe the particulars of the plan of distribution, including the shares of common stock, purchase price and names of any agent, broker, dealer, or underwriter or arrangements relating to any such an entity or applicable commissions.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, no person engaged in the distribution of the shares may simultaneously engage in market making activities with respect to our common stock for a restricted period before the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act, including Regulation M, the provisions of which may limit the timing of purchases and sales of the shares by the selling shareholders.

We will make copies of this prospectus available to the selling shareholders and have informed the selling shareholders of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

Additional information related to the selling shareholders and the plan of distribution may be provided in one or more supplemental prospectuses.

The following table sets forth the names of the selling shareholders who may sell their shares pursuant to this prospectus. The selling shareholders have, or within the past three years have had, positions, offices or other material relationships with us or with our predecessors or affiliates. The following table also sets forth certain information as of the date of this prospectus, to the best of our knowledge, regarding the ownership of our common stock by the selling shareholders and as adjusted to give effect to the sale of all the common stock offered by the selling shareholders pursuant to this prospectus.

Selling Shareholder	Shares Held Before Offering	Shares Being Offered	Shares Held After Offering	Percentage of Shares Owned After Offering(1)
Irwin A. Olian	345,000	345,000	0	*
Lisa Evans	25,000	25,000	0	*
Steve Ross	25,000	25,000	0	*
Larry Jones	20,000	20,000	0	*
Deborah Paul	15,000	15,000	0	*
*Less than one percent

(1)	Based on 18,677,431 shares outstanding as of January 30, 2007.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Richardson & Patel LLP has given an opinion regarding certain legal matters in connection with this offering of our securities. Richardson & Patel LLP and its principals have accepted our common stock in exchange for services rendered to us in the past and, although the law firm and its principals are under no obligation to do so, they may continue to accept our common stock for services rendered by them. As of the date of this prospectus, Nimish Patel, a partner at Richardson & Patel LLP, owns 50,783 shares of our common stock, and Luan Phan, also a partner at Richardson & Patel LLP, owns 1,568 shares of our common stock.

MATERIAL CHANGES

There have been no material changes in our affairs since the end of our last fiscal year on December 31, 2005, other than those changes that have been described in our 2005 Annual Report, in our Quarterly Reports on Form 10-QSB, and our Current Reports on Form 8-K that we have filed with the Securities and Exchange Commission (the “Commission”). See below under “Where You Can Find More Information” for an explanation of where you can view our filings with the Commission.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the Commission subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

The following documents filed with the Commission are incorporated by reference into this prospectus:

(a) The Annual Report for the fiscal year ended December 31, 2005, filed by the registrant with Commission on Form 10KSB on March 30, 2006, which contains audited consolidated financial statements for the most recent fiscal year.

(b) The Quarterly Report for the quarter ended September 30, 2006, filed by the registrant with the Commission on Form 10QSB on November 13, 2006.

(c) The Quarterly Report for the quarter ended June 30, 2006, filed by the registrant with the Commission on Form 10QSB on August 11, 2006.

(d) The Quarterly Report for the quarter ended March 31, 2006, filed by the registrant with the Commission on Form 10QSB on May 11, 2006.

(e) The Current Report on Form 8-K that the Registrant filed with the Commission on February 6, 2007.

(f) The Current Report on Form 8-K that the Registrant filed with the Commission on December 13, 2006.

(g) The Current Report on Form 8-K that the Registrant filed with the Commission on December 5, 2006.

(h)  The Current Report on Form 8-K that the Registrant filed with the Commission on November 17, 2006.

(i)  The Current Report on Form 8-K that the Registrant filed with the Commission on September 18, 2006.

(j)  The Current Report on Form 8-K that the Registrant filed with the Commission on July 26, 2006.

(k)  The Current Report on Form 8-K that the Registrant filed with the Commission on July 13, 2006.

(l) The Current Report on Form 8-K that the Registrant filed with the Commission on March 3, 2006.

(m) The description of the registrant’s common stock, which is included in Amendment No. 3 to the registration statement on Form SB-2, file no. 333-126728, filed with the Commission on February 10, 2006.

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed documents which is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

We will provide without charge to you, on written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, except for exhibits that are incorporated by reference). You should direct any requests for documents to Tix Corporation, 12001 Ventura Place, Suite 340, Studio City, California 91640, telephone (818) 761-1002.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-8 that we filed with the Commission. We omitted certain information in the Registration Statement from this prospectus in accordance with the rules of the Commission. We file our annual, quarterly and special reports, proxy statements and other information with the Commission. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the Commission at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549 if you pay certain fees. You can call the Commission at 1-202-942-8090 for further information about the operation of the Public Reference Room. We are also required to file electronic versions of these documents with the Commission, which may be accessed through the Commission’s World Wide Web site at http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, our Certificate of Incorporation includes a provision that eliminates the personal liability of each of our directors for monetary damages for breach of such director’s fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, our Certificate of Incorporation and our Bylaws provide that we must, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify our directors, officers and employees, and persons serving, at our request, in such capacities in other business enterprises including, for example, our subsidiaries, including those circumstances in which indemnification would otherwise be discretionary.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us for expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this registration statement:

(a) The Annual Report for the fiscal year ended December 31, 2005, filed by the registrant with Commission on Form 10KSB on March 30, 2006, which contains audited consolidated financial statements for the most recent fiscal year.

(b) The Quarterly Report for the quarter ended September 30, 2006, filed by the registrant with the Commission on Form 10QSB on November 13, 2006.

(c) The Quarterly Report for the quarter ended June 30, 2006, filed by the registrant with the Commission on Form 10QSB on August 11, 2006.

(d) The Quarterly Report for the quarter ended March 31, 2006, filed by the registrant with the Commission on Form 10QSB on May 11, 2006.

(e) The Current Report on Form 8-K that the Registrant filed with the Commission on February 6, 2007.

(f) The Current Report on Form 8-K that the Registrant filed with the Commission on December 13, 2006.

(g) The Current Report on Form 8-K that the Registrant filed with the Commission on December 5, 2006.

(h)  The Current Report on Form 8-K that the Registrant filed with the Commission on November 17, 2006.

(i)  The Current Report on Form 8-K that the Registrant filed with the Commission on September 18, 2006.

(j)  The Current Report on Form 8-K that the Registrant filed with the Commission on July 26, 2006.

(k)  The Current Report on Form 8-K that the Registrant filed with the Commission on July 13, 2006.

(l) The Current Report on Form 8-K that the Registrant filed with the Commission on March 3, 2006.

(m) The description of the registrant’s common stock, which is included in Amendment No. 3 to the registration statement on Form SB-2, file no. 333-126728, filed with the Commission on February 10, 2006.

(n) In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Richardson & Patel LLP, has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Nimish Patel, principals in the law firm, are eligible to receive shares of the Company’s common stock pursuant to this Form S-8 registration statement.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Certificate of Incorporation provides that the Registrant shall indemnify its officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

In addition, the Registrant’s Certificate of Incorporation eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

5.	Opinion regarding legality
23.1	Consent of Weinberg & Company, P.A.
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5)
99.	2007 Equity Incentive Plan

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Studio City, State of California, on this 9th day of February, 2007.

TIX CORPORATION
A Delaware Corporation

___________________________
By: Mitchell J. Francis
Its: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 registration statement has been signed by the following persons in the capacities and on the dates indicated:

Dated: February 9, 2007

___________________________
Mitchell J. Francis, Chairman

Dated: February 9, 2007

___________________________
Benjamin Frankel, Director

Dated: February 9, 2007

___________________________
Norman Feirstein, Director

INDEX TO EXHIBITS

Exhibit Number	Description

5.	Opinion regarding legality
23.1	Consent of Weinberg & Company, P.A.
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5)
99.	2007 Equity Incentive Plan